Contact:
Noel R. Ryan III
Lambert, Edwards & Associates, Inc.
616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp. Announces Second Quarter Results
Record Revenue, Profitability and Cash Collections

Warren, Mich., July 28, 2005 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced second quarter 2005 results, highlighted by a 33.6 percent year-on-year increase in total revenues, a 25.6 percent year-on-year increase in cash collections and record net income of $0.44 per fully diluted share, a 41.9 percent year-on-year increase in earnings per fully diluted share.

Revenues grew to $68.8 million for the second quarter ended June 30, 2005, compared with revenues of $51.5 million in the second quarter of 2004. Asset Acceptance reported cash collections of $84.9 million in the second quarter of 2005, versus cash collections of $67.6 million in the same period of 2004.

Net income for the quarter was a record $16.3 million, or $0.44 per fully diluted share, compared with net income of $11.6 million, or $0.31 per fully diluted share, for the second quarter of 2004.

“Our record second quarter results reflect broad-based strength in cash collections, particularly within our legal collections department,” said Brad Bradley, president and CEO of Asset Acceptance Capital Corp. “By continuing our established commitment to a disciplined purchasing strategy, we have been able to identify portfolios that best suit our long-term collection strategy.”

During the second quarter of 2005, Asset Acceptance invested $16.4 million to purchase consumer debt portfolios with a face value of $1.1 billion, representing a blended rate of 1.51 percent of face value. This compares to the prior year second quarter, when the Company invested $32.7 million to purchase consumer debt portfolios with a face value of $2.0 billion, representing a blended rate of 1.64 percent of face value. During the first six months of 2005, Asset Acceptance invested $49.4 million to purchase consumer debt portfolios, up 10.5% from the same period in 2004. All purchase data is adjusted for buybacks.

“We are encouraged by the continued success of our collections strategy, the results of which have helped to drive another record quarter of profitability for our Company,” said Bradley. “While we reviewed numerous promising investment opportunities during the period, our experienced purchasing team remains focused on investing only in those portfolios that meet or exceed our long-term total return objective of three to five times cost over five years. With our sixth quarter as a public Company successfully completed, we believe our operational success remains tied to both the quality work put forth by our employees and the simplicity of our business model, each of which are reflected in our record performance this quarter.”

“While the macro pricing environment remains competitive, we generally see price stabilization continuing from the first quarter. On the supply side, we have seen moderate large deal activity, across a broad spectrum of traditional and non-traditional asset classes. As always, we remain opportunistic buyers at the right price.”

Second Quarter and First Half 2005: Key Highlights

•	Total revenues grew 33.6 percent year-on-year to $68.8 million for the second quarter 2005, compared with revenues of $51.5 million in the second quarter of 2004. Total revenues year-to-date increased to $134.8 million, up 33.2 percent from the first-half of 2004.

•	Investment in purchased receivables year-to-date increased to $49.4 million, up 10.5 percent from the first-half of 2004.

•	Total cash collections increased 25.6 percent year-on-year to $84.9 million in the second quarter of 2005, versus cash collections of $67.6 million in the second quarter of 2004. Total cash collections year-to-date increased to $165.3 million, up 24.5 percent from the first-half of 2004.

•	Call center, legal and other collections all increased in the second quarter of 2005 versus the same period in 2004.

•	Call center collections increased year-on-year by 14.9 percent to $44.3 million. Call center collections year-to-date increased to $88.8 million, up 11.7 percent from the first-half of 2004.

•	Legal collections increased year-on-year by 44.8 percent to $31.0 million. Legal collections year-to-date increased to $56.9 million, up 47.7 percent from the first-half of 2004.

•	Other collections, which include forwarding, bankruptcy and probate collections, increased year-on-year by 25.7 percent to $9.6 million. Other collections year-to-date increased to $19.5 million, up 33.0 percent from the first-half of 2004.

•	Collections on fully amortized portfolios, commonly referred to as zero-basis collections, more than doubled year-on-year to $15.0 million, the sixth consecutive quarter of sequential increase. Zero-basis collections year-to-date increased to $27.1 million, up 115.9 percent from the first-half of 2004.

•	Net income for the second quarter 2005 increased 40.9 percent year-on-year to $16.3 million or $0.44 per fully diluted share. Net Income year-to-date increased to $31.5 million or $0.84 per fully diluted share, compared to a reported net loss of $24.6 million, or a loss of $0.69 per fully diluted share, incurred during the first-half of 2004, including one-time items recognized within the first-half of 2004. On an adjusted basis net income increased 40.4 percent in the first-half of 2005 versus the year ago period, where the company earned adjusted net income of $22.4 million or $0.63 per fully diluted share. The reported (GAAP) results accounted for within the first-half of 2004 included a previously announced one-time $45.7 million compensation and related payroll tax charge resulting from the vesting of share appreciation rights upon the initial public offering and a deferred income tax charge of $19.3 million as a result of the reorganization in anticipation of the initial public offering. A reconciliation of reported GAAP net income (loss) to the adjusted basis is set forth below.

•	Quarterly collector productivity on a full-time equivalent basis was $41,987, the second highest level in the past four quarters, and fractionally less from the second quarter 2004. The Company reported that on a year-on-year basis, the average number of collectors increased 14.9 percent to 1,054 collectors in the current period.

•	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators during the second quarter of 2005 and continues to maintain a diverse mix of asset types in its consumer debt portfolios.

Mark A. Redman, vice president of finance and CFO of Asset Acceptance Capital Corp., concluded: “We remain committed to providing our shareholders with the highest level of operational transparency, a reflection of our belief in the demonstrated strength of our business model. Our capital structure has never been stronger, supported by a strong cash position, untapped credit facility and a debt-free balance sheet. As we move into the second-half of 2005, we remain an opportunistic acquirer of appropriately-priced portfolios.”

Reconciliation of GAAP to Adjusted Basis

The Company provided the following reconciliation of reported GAAP net income to adjusted net income for the six months ended June 30, 2004. Operating expenses in the six months ended June 30, 2004 were adjusted to exclude the one-time compensation and related payroll tax charges. Additionally, income taxes were adjusted to assume the Company had always been a C corporation and its subsidiaries were all 100 percent owned. Adjusted income taxes in this reconciliation are computed based upon an estimated effective income tax rate of approximately 37.2 percent of the adjusted net income before adjusted income taxes.

(In thousands except earnings per share amounts)	Six months ended
June 30, 2004
GAAP net loss	$(24,581)
Add income tax expense	14,602

Loss before income taxes	(9,979)
Add one-time compensation and related payroll tax charge	45,673

Adjusted income before adjusted income taxes	35,694
Less adjusted income taxes	13,278

Adjusted net income	$22,416

Weighted average number of shares outstanding:
Basic	35,537
Diluted	35,537

Earnings per common share outstanding:
Basic	$(0.69)
Diluted	$(0.69)

Adjusted weighted average number of shares outstanding:
Basic	35,537
Diluted	35,544

Adjusted earnings per common share outstanding:
Basic	$0.63
Diluted	$0.63

Second Quarter 2005 Conference Call

Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the call will be available on the Company’s website until July 28, 2006.

About Asset Acceptance Capital Corp.

For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

Supplemental Financial Data

(Unaudited, Dollars in Millions, except collections per collector)	Q2 ‘05	Q1 ‘05	Q4 ‘04	Q3 ‘04	Q2 ‘04	Q1 ‘04

Total revenues	$68.8	$66.0	$57.5	$56.0	$51.5	$49.7

Cash collections	$84.9	$80.4	$68.3	$66.8	$67.6	$65.2

Operating expenses to cash collections (Excl. one-time charges in Q1 ’04, see Note 1)	50.1%	52.0%	54.7%	53.0%	48.5%	48.3%

Traditional call center collections	$44.3	$44.6	$37.1	$36.6	$38.5	$41.0

Legal collections	$31.0	$25.9	$22.8	$21.6	$21.4	$17.2

Other collections	$9.6	$9.9	$8.4	$8.6	$7.7	$7.0

Amortization rate	19.0%	18.1%	16.7%	16.4%	24.0%	23.9%

Collections on fully amortized portfolios	$15.0	$12.1	$10.0	$8.6	$7.4	$5.2

Core amortization rate (Note 2)	23.1%	21.3%	19.6%	18.8%	26.9%	26.0%

Investment in purchased receivables (Note 3)	$16.4	$33.0	$27.6	$15.9	$32.7	$11.9

Face value of purchased receivables (Note3)	$1,082.9	$1,105.4	$1,278.7	$632.0	$1,990.6	$495.1

Average cost of purchased receivables (Note3)	1.51%	2.99%	2.16%	2.51%	1.64%	2.41%

Number of purchased receivable portfolios	28	22	24	29	36	17

Collections per collector FTE	$41,987	$44,535	$39,368	$40,224	$42,013	$47,476

Average collector FTE’s	1,054	1,000	944	910	917	864

Note 1: Including the one-time compensation and related payroll tax charges of $45.7 million due to the vesting for share appreciation rights which occurred upon the initial public offering of the Company, operating expenses were 118.3% of cash collections during the first quarter of 2004.

Note 2: Core amortization rate is amortization divided by collections on non-fully amortized portfolios.

Note 3: All purchase data is adjusted for buybacks.

Asset Acceptance Capital Corp.
Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per-share data)	2005	2004	2005	2004
Revenues Purchased receivable revenues	$68,701	$51,353	$134,567	$100,939
Loss on sale of purchased receivables	(26)	—	(26)	—
Finance contract revenues	128	154	297	315

Total revenues	68,803	51,507	134,838	101,254

Expenses Salaries and benefits	19,070	16,465	37,613	77,883
Collections expense	18,845	12,774	37,288	25,079
Occupancy	2,030	1,420	4,142	2,818
Administrative	1,732	1,362	3,603	2,641
Depreciation	843	737	1,686	1,464
Loss on disposal of equipment	—	16	—	43

Total operating expense	42,520	32,774	84,332	109,928

Income (loss) from operations	26,283	18,733	50,506	(8,674)
Interest income	(192)	(2)	(227)	(9)
Interest expense	141	338	282	1,339
Other expense (income)	7	—	7	(25)

Income (loss) before income taxes	26,327	18,397	50,444	(9,979)
Income taxes	10,010	6,820	18,982	14,602

Net income (loss)	$16,317	$11,577	$31,462	$(24,581)

Pro forma income tax benefit				$(3,712)

Pro forma net loss				$(6,267)

Weighted average number of shares :
Basic	37,225	37,225	37,225	35,537
Diluted	37,264	37,235	37,255	35,537
Earnings (loss) per common share outstanding:
Basic	$0.44	$0.31	$0.85	$(0.69)
Diluted	$0.44	$0.31	$0.84	$(0.69)
Pro forma earnings (loss) per common share outstanding:
Basic				$(0.18)
Diluted				$(0.18)

Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position

(in thousands)	June 30, 2005	December 31, 2004

Assets:
Cash	$45,829	$14,205
Purchased receivables	233,953	216,480
Finance contract receivables, net	694	688
Property and equipment, net	10,933	11,165
Goodwill	6,340	6,340
Other assets	2,527	3,628

Total assets	$300,276	$252,506

Liabilities:
Deferred tax liability	58,566	41,247
Accounts payable and other liabilities	12,414	13,825
Capital lease obligations	268	254
Total liabilities	71,248	55,326

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued and outstanding shares – 37,225,275 at June 30, 2005 and December 31, 2004	372	372
Additional paid in capital	159,734	159,348
Retained earnings	68,922	37,460

Total equity	229,028	197,180

Total liabilities and equity	$300,276	$252,506